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                                                                    EXHIBIT 99.1

PRESS RELEASE                 CONTACT:  BILL FOUST                  PAUL ROBERTS
                                        770-569-4203                770-569-4277


               SCHWEITZER-MAUDUIT EXPECTS FIRST QUARTER EARNINGS
                          TO BE $.55 TO $.60 PER SHARE


Alpharetta, GA, March 30, 1998.  Schweitzer-Mauduit International, Inc. (NYSE:
SWM) today announced that it anticipates diluted earnings per share for the first quarter of 1998 to be in the range of $.55 to $.60 per share. First quarter earnings in 1997 were $.69 per share. The company said that, excluding the unfavorable impact of new computer systems expenses in the United States and an increase in corporate income tax rates in France, first quarter net income would be approximately at the prior year level. Strong pre-tax earnings growth in France is expected to approximately offset a decline in earnings from the United States business unit, exclusive of the new computer systems expenses.

Wayne H. Deitrich, Chairman of the Board and Chief Executive Officer, said that "as previously announced, our earnings in 1998 are being unfavorably impacted by expenses related to new computer systems in the United States and by higher corporate income tax rates in France. Increased expenses associated with the amortization of deferred software costs, increased operating costs for the new computer systems, and systems start-up expenses will have an estimated negative impact of $.08 per share in the first quarter. The higher tax rates in France are expected to lower earnings by approximately $.05 per share in the quarter. Our business outside the United States continues to be strong. Our French operations are expected to achieve pre-tax earnings growth of approximately 15 percent for the quarter because of increased unit sales. However, the weakness experienced in the U.S. market during 1997 has continued into 1998, which will roughly offset the pre-tax gains of our French operations. Sales volumes in the U.S. business unit are expected to be 8 to 10 percent lower than in the comparable prior year quarter. Earnings from acquisitions completed in Brazil and France in February 1998 are expected to be approximately offset by higher interest expense related to the acquisitions. The outlook for the balance of 1998 will be dependent upon recovery of the U.S. business, which is uncertain at this time, and the continuing strength of our French operations."

Schweitzer-Mauduit International, Inc. is a diversified producer of premium specialty papers and the world's largest supplier of fine papers to the tobacco industry. It also manufactures specialty papers for use in alkaline batteries, vacuum cleaner bags, business forms, and printing and packaging applications. Schweitzer-Mauduit and its subsidiaries conduct business in over 80 countries and employ 3,550 people worldwide, with operations in the United States, France, Brazil and Canada.

Certain comments contained in this news release concerning the business outlook and anticipated financial and operating results of the Company constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to the safe harbor created by that Act. The forward-looking statements are based upon management's expectations and beliefs concerning future events impacting the Company. There can be no assurances that such events will occur or that the Company's results will be as estimated. Many factors outside the control of the Company also could impact the realization of such estimates. Such factors are discussed in more detail in the Company's SEC reports, including the Company's Annual Report on Form 10-K for the year ended December 31, 1997.

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